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   ------
  |FORM 4|                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION           -------------------------------
   ------                                      WASHINGTON, D.C. 20549                          |       OMB APPROVAL          |
                                                                                               |-----------------------------|
  CHECK THIS BOX IF NO LONGER                                                                  |OMB Number:      3235-0287   |
  SUBJECT TO SECTION 16.  FORM 4 OR                                                            |Expires:  September 30, 1998 |
  FORM 5 OBLIGATIONS MAY CONTINUE.      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           |Estimated average burden     |
  SEE INSTRUCTION 1(B).                                                                        |HOURS PER RESPONSE ..... 0.5 |
                                                                                               |-----------------------------|



(Print or Type Responses)

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
---------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting   | 2.    Issuer Name AND Ticker or Trading Symbol | 6. Relationship of Reporting               |
   Person*                         |                                                |    Person(s) to Issuer (Check all          |
                                   |       Keebler Foods Company (KBL)              |    applicable)                             |
   Artal Group S.A.                |                                                |                                            |
-------------------------------------------------------------------------------------       Director          X   10% Owner      |
    (Last)     (First)   (Middle)  | 3.    IRS or Social      | 4. Statement for    | -----                  ----                |
                                   |       Security Number of |    Month/Year       |                                            |
                                   |       Reporting Person   |                     |        Officer (give   ---- Other          |
      39 Boulevard Royal           |       (Voluntary)        |    February, 1998   | -----  title below)         (specify       |
                                   |                          |                     |                                below)      |
                                   |                          |                     |                                            |
                                   |                          |                     |  ---------------------------------------   |
---------------------------------- |                          |---------------------|---------------------------------------------
               (Street)            |                          | 5. If Amendment,    | 7. Individual or Joint/Group Filing        |
                                   |                          |    Date of Original |    (Check Applicable Line)                 |
                                   |                          |    (Month/Year)     |                                            |
                                   |                          |                     |    X  Form filed by One Reporting          |
                                   |                          |                     |   --- Person                               |
                                   |                          |                     |                                            |
                                   |                          |                     |   --- Form filed by More than One          |
Luxembourg City Luxembourg  2449   |                          |                     |       Reporting Person                     |
---------------------------------- |---------------------------------------------------------------------------------------------|
(City)    (State)      (Zip)       |                                                                                             |
                                   |                                                                                             |
                                   |   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED         |
                                   |                                                                                             |
==================================================================================================================================
1.   Title of Security             |2.Trans- |  3. Trans-   | 4. Securities             |5. Amount of   | 6.Ownership |7. Nature |
     (Instr. 3)                    |  action |     action   |    Acquired (A)           |   Securities  |   Form:     |of        |
                                   |  Date   |     Code     |    or Disposed of (D)     |   Beneficially|   Direct    |Indirect  |
                                   |         |   (Instr. 8) |    (Instr. 3,4 and 5)     |   Owned at    |   (D) or    |Beneficial|
                                   |         |-------------------------------------------   End of Month|   Indirect  |Owner-    |
                                   |  (Month/|  Code |   V  | Amount   | (A) or | Price |   (Instr. 3   |   (I)       |ship      |
                                   |  Day/   |       |      |          | (D)    |       |    and 4)     |   (Instr.4) |(Instr. 4)|
                                   |  Year)  |       |      |          |        |       |               |             |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01       |  2/3/98 |   S   |      | 8,189,708|    D   | $22.56|  17,228,729   |      I      |          |
                                   |         |       |      |       (a)|        |       |         (a)   |             |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01       |  2/3/98 |   S   |      | 9,581,169|    D   | $27.56|  17,228,729   |      I      |          |
                                   |         |       |      |       (a)|        |       |         (a)   |             |          |
----------------------------------------------------------------------------------------------------------------------------------
                                   |         |       |      |          |        |       |               |             |          |
----------------------------------------------------------------------------------------------------------------------------------
                                   |         |       |      |          |        |       |               |             |          |
----------------------------------------------------------------------------------------------------------------------------------
                                   |         |       |      |          |        |       |               |             |          |
----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

(a) As the parent entity of Artal Luxembourg S.A., the Reporting Person may be deemed, for purposes of Section 16 of the Securities
Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of shares of common stock, par value $.01 per share, of the
Issuer (the "Issuer Common Stock") held of record or indirectly by Artal Luxembourg S.A., and therefore may be deemed to be a "ten percent beneficial owner" for purposes of Section 16 of the Act.  However, pursuant to Rule 16a-1(a)(1) promulgated under the Act, the Reporting Person disclaims that it is the beneficial owner of such Issuer Common Stock, except to the extent of its pecuniary interest in such Issuer Common Stock.


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FORM 4 (CONTINUED)

                           TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of   |  2.  Conver-   |3.  Trans-    |  4.  Trans-    | 5. Number of Derivative  |6.  Date Exercisable | 7. Title and
    Derivative |      sion or   |    action    |      action    |    Securities Acquired   |    and Expiration   |    Amount
    Security   |      Exercise  |    Date      |      Code      |    (A) or Disposed of (D)|    Date             |    of
    (Instr. 3) |      Price of  |              |    (Instr. 8)  |    (Instr. 3, 4 and 5)   |                     |    Underlying
               |      Deriv-    |   (Month/    |                |                          |    (Month/Day/Year) |    Securities
               |      ative     |   Day/Year)  |                |                          |                     |    (Instr. 3
               |      Security  |              |                |                          |                     |     and 4)
               |                |              |________________|__________________________|_____________________|__________________
               |                |              | Code   |  V    |     (A)      |    (D)    |Date       | Expir-  |       | Amount
               |                |              |        |       |              |           |Exercisable| ation   |Title  | or Number
               |                |              |        |       |              |           |           | Date    |       | of Shares
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|---------



-------------------------------------------------------------------
8.  Price of   |  9. Number of  |10. Ownership   |11. Nature of   |
    Derivative |     Derivative |    Form of     |    Indirect    |
    Security   |     Securities |    Derivative  |    Beneficial  |
    (Instr. 5) |     Beneficial-|    Security:   |    Ownership   |
               |     ly Owned at|    Direct (D)  |    (Instr. 4)  |
               |     End of     |    or Indirect |                |
               |     Month      |    (I)         |                |
               |     (Instr.4)  |                |                |
               |                |   (Instr. 4)   |                |
               |                |                |                |
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
Explanation of Responses:                                                               ARTAL GROUP S.A.


                                                                                  /s/ Paul Kohler                          2/3/98
**Intentional misstatements or omissions of facts constitute Federal Criminal    -----------------------------------    -----------
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                             **Signature of Reporting Person          Date

Note:  File three copies of this Form, one of which must be manually signed.     By:  Paul Kohler
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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